Exhibit 99.1

Bitstream Inc. Reports Third Quarter Results for 2008

The Company reported third quarter revenue of $5,483,000 and net income of $187,000 or $0.02 per diluted share.

CAMBRIDGE, MA—(Business Wire)—November 12, 2008—Bitstream Inc. (Nasdaq: BITS) today reported that revenue decreased by $324,000 or 6% to $5,483,000 for the three months ended September 30, 2008 as compared to total revenue of $5,807,000 for the three months ended September 30, 2007. The Company’s cash and cash equivalents at September 30, 2008 totaled $15,200,000, an increase of $1,261,000 from a Balance of $13,939,000 at June 30, 2008.

“Our concern about the changing economic outlook affecting large software purchases and consumer spending, caused us to adjust our spending and expenses during the third quarter to ensure profitability despite lower than anticipated revenue,” said Anna M. Chagnon, President and Chief Executive Officer. “We are pleased to report that we achieved a net profit of $187,000 for the quarter and increased our cash and cash equivalents for the third quarter by $1,261,000 despite the decrease in revenue of $324,000. With our strong balance sheet and no debt, we remain well positioned to take advantage of potential growth opportunities while managing our business through uncertain economic times. We continue to focus on building the Company for the future and increasing shareholder value.”

GAAP Results

Our income from operations decreased $568,000 or 78% to $163,000 for the three months ended September 30, 2008 as compared to $731,000 for the three months ended September 30, 2007. Our net income decreased $689,000 or 79% to $187,000 or $0.02 per diluted share for the three months ended September 30, 2008 as compared to net income of $876,000 or $0.08 per diluted share for the three months ended September 30, 2007.

Non-GAAP Results

Our income from operations, not including the effect of stock-based compensation expense, decreased $539,000 or 60% to $360,000 for the three months ended September 30, 2008 as compared to $899,000 for the three months ended September 30, 2007. Net income, not including the effect of stock-based compensation expense, decreased $660,000 or 63% to $384,000 or $0.04 per diluted share for the three months ended September 30, 2008 as compared to $1,044,000 or $0.10 per diluted share for the three months ended September 30, 2007.

A reconciliation between GAAP and non-GAAP results is provided at the end of this press release.

CONFERENCE CALL REMINDER

Today, November 12, 2008, at 4:30 p.m. EST, Bitstream will host a conference call with the financial community to discuss its results for the quarter ended September 30, 2008:

•	Domestic Dial-in number: 1-866-219-5885

•	International Dial-in number: 1-703-639-1124

Call into the conference number 5-10 minutes prior to the start time. An operator will request that you provide your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call number, please contact at Bitstream: (617) 497-6222.

A replay of the conference call will be available through November 22, 2008 (access code): 1303925

•	Domestic Replay number: 1-888-266-2081

•	International Replay number: 1-703-925-2533

Forward Looking Statements Disclosure

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, without limitation, market acceptance of the Company’s products, competition and the timely introduction of new products. Additional information concerning certain risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission, including Bitstream’s Annual Report on Form 10-K for the year ended December 31, 2007.

About Bitstream

Bitstream Inc. (NASDAQ: BITS) is a software development company that makes communications compelling. Bitstream enables customers worldwide to render high-quality text, browse the Web on wireless devices, select from the largest collection of fonts online, and customize documents over the Internet. Its core competencies include fonts and font technology, browsing technology, and publishing technology. For more information about Bitstream please visit www.bitstream.com.

Bitstream and MyFonts.com are registered trademarks, and Pageflex, the Bitstream logo and ThunderHawk are trademarks, of the Company. Other technologies and brand names are used for information only and remain trademarks or registered trademarks of their respective companies.

Bitstream Inc.

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue:
Software license	$4,222	$4,699	$14,563	$14,189
Services	1,261	1,108	3,807	3,146

Total revenue	5,483	5,807	18,370	17,335

Cost of revenue:
Software license	1,696	1,779	5,555	5,190
Services	598	434	1,782	1,410

Total cost of revenue	2,294	2,213	7,337	6,600

Gross profit	3,189	3,594	11,033	10,735

Operating expenses:
Marketing and selling	979	974	3,358	2,937
Research and development	1,334	1,223	4,048	3,514
General and administrative	713	666	2,072	1,870

Total operating expenses	3,026	2,863	9,478	8,321

Operating income	163	731	1,555	2,414
Interest income, net	30	156	160	424

Total other income and expense	30	156	160	424

Income before provision for income taxes	193	887	1,715	2,838
Provision for income taxes	6	11	56	21

Net income	$187	$876	$1,659	$2,817

Basic net earnings per share	$0.02	$0.09	$0.17	$0.29

Diluted net earnings per share	$0.02	$0.08	$0.16	$0.26

Basic weighted average shares outstanding	9,521	10,036	9,621	9,756

Diluted weighted average shares outstanding	10,160	10,963	10,332	10,992

Bitstream Inc.

Consolidated Balance Sheets

(In Thousands)

(unaudited)

	September 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$15,200	$16,420
Accounts receivable, net	1,844	2,245
Prepaid expenses and other current assets	618	465

Total current assets	17,662	19,130

Property and equipment, net	475	569

Other assets:
Restricted cash	150	150
Goodwill	727	727
Intangible assets	71	67

Total other assets	948	944

Total assets	$19,085	$20,643

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,061	$1,137
Accrued expenses	1,599	1,759
Deferred revenue	1795	1,720

Total current liabilities	4,455	4,616

Long-term liabilities	—	40

Total liabilities	4,455	4,656

Total stockholders’ equity	14,630	15,987

Total liabilities and stockholders’ equity	$19,085	$20,643

Bitstream Inc.

Non-GAAP Results

(In Thousands, Except Per Share Data)

(unaudited)

The following table shows Bitstream’s non-GAAP results reconciled to GAAP results included in this release.

	Three Months Ended September 30,
	2008	2007
GAAP operating income	$163	$731
SFAS 123R stock-based compensation	197	168

Non-GAAP operating income	$360	$899

GAAP net income	$187	$876
SFAS 123R stock-based compensation	197	168

Non-GAAP net income	$384	$1,044

Diluted net income per share:

GAAP net income	$0.02	$0.08
SFAS 123R stock-based compensation	0.02	0.02

Non-GAAP net income	$0.04	$0.10

Shares used to compute diluted net income per share	10,160	10,963